To:	Directors and Executive Officers of NorthWest Indiana Bancorp

Cc:	Human Resources, Wealth Management, and Shareholder Services Personnel

From:	Leane E. Cerven, EVP, General Counsel

Date:	March 28, 2014

Re:	Notice of Blackout Period Restriction on Trading NorthWest Indiana Bancorp Stock

The Peoples Bank SB Employees’ Savings & Profit Sharing Plan (the “Plan”) will be entering a blackout period (the “Blackout Period”) in order for the administrator of the Plan, Pentegra Retirement Services, to effect changes to its trading platform and recordkeeping system, as a result of a change in two investment funds offered by the Plan. During the Blackout Period, Plan participants will be subject to restrictions on executing transactions in their Plan accounts, including changing how contributions are invested, receiving distributions, hardship withdrawals or loans, and transferring balances among Plan funds. The Plan sponsor has notified participants of the Blackout Period.

The Blackout Period is expected to begin at 4:00 p.m. on April 28, 2014, and expected to end at 9:00 a.m. on May 5, 2014.

This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated by the Securities and Exchange Commission and Section 306 of the Sarbanes-Oxley Act of 2002. Pursuant to these rules, during the Blackout Period, directors and executive officers of NorthWest Indiana Bancorp (“NWIB”) generally may not directly or indirectly purchase, sell or otherwise acquire or transfer any common stock, without par value, of NWIB, or options for such stock, that they acquired in connection with their service as a director or an executive officer. Covered transactions are not limited to direct ownership, but include transactions by family members sharing the home of the director and executive officer and shares in which the director or executive officer has a pecuniary interest.

The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired under a compensatory plan or contract (such as under a stock incentive plan or the Plan) or as a direct or indirect inducement to employment or joining the Board of Directors. Securities acquired outside of an individual’s service as a director or executive officer (such as shares acquired when a person was an employee but not yet an executive officer) are not covered. However, if you hold both covered shares and non-covered shares, any shares that you sell will be presumed to come first from the covered shares unless you can identify the source of the sold shares and show that you use the same identification for all related purposes (such as tax reporting and disclosure requirements).

The following are examples of transactions that you may not engage in during the Blackout Period:

➢	exercising stock options granted to you in connection with your service as a director or executive officer;

➢	selling NWIB stock that you acquired by exercising options;

➢	selling stock that you originally received as a restricted stock grant from NWIB; and

➢	selling NWIB stock you acquired from the Plan.

There are certain exemptions from these restrictions, including bona fide gifts, bequests and transfers pursuant to domestic relations orders and acquisitions of NWIB’s common stock under certain dividend or interest reinvestment plans.

If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

the rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. we therefore request that you contact leane e. cerven, 219-853-7082, before engaging in any transaction involving nwib’s stock or options for nwib stock during the blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the blackout period.

You will receive notice if the Blackout Period changes for any reason. If you have any questions about this Blackout Period, please contact Leane E. Cerven, 219-853-7082, or email at LCerven@ibankpeoples.com .